Exhibit 6.9

RADAR USA, INC.

AMENDMENT NO.1 TO CEO EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment”) to the CEO Employment Agreement (as defined below) is made and entered into as of October 18, 2022, by and between Jeff Muller (“Executive”) and RADAR USA, INC. (the “Company”). All defined terms used but otherwise not defined herein shall have the meaning set forth in the Consulting Agreement.

BACKGROUND

The parties hereto entered into a CEO Employment Agreement (the “Agreement”) as of November 1, 2021, in connection with Executive’s employment by the Company.

The parties hereto desire to amend the Agreement as and to the extent set forth herein.

AGREEMENT

1.	Amendment. The parties hereto agree to amend the Agreement to replace Section 4 thereof in its entirety with the following:

4. Compensation and Benefits. Beginning on November 1st, 2021, the Company will pay Executive the sum of Five Thousand Dollars ($5,000) per month (or such greater amount as may be approved by the board of directors of the Company from time to time), payable pro-rata on the 1st day of each month in regular periodic payments based upon a 365 day fiscal year in accordance with the Company’s normal payroll practices and procedures. All of Executive’s compensation shall be subject to customary and normal withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

2.	Other Provisions.

(a) All provisions of the Agreement other than those amended by this Amendment remain in full force and effect.

(b) This Amendment may be executed in several parts in the same form and such parts as so executed shall together form one original agreement and such parts if more than one shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

(c) A facsimile or scan of this Amendment shall be considered as an original and shall in all respects be legally binding.

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date first set forth above.

RADAR USA, INC.		Jeffrey S. Muller

By:	/s/ Jay Hutton	By:	/s/ Jeffrey S. Muller
Name:	Jay Hutton	Name:	Jeffrey S. Muller
Title:	Executive Chairman
Email:	jeff@mullergroupinternational.com	Email:	jhutton@vsblty.net
Notice address: as set forth above		Notice address: as set forth above